Exhibit 10.5

(EXECUTION COPY)

AMENDED AND RESTATED MANAGEMENT AGREEMENT

This Amended and Restated Management Agreement (the “Agreement”) is made as of September 26, 2014, among 21st Century Oncology, Inc. (f/k/a Radiation Therapy Services, Inc.), a Florida corporation (the “Company”), 21st Century Oncology Holdings, Inc. (f/k/a Radiation Therapy Services Holdings, Inc.), a Delaware corporation (“Holdings”), 21st Century Oncology Investments, LLC (f/k/a Radiation Therapy Investments, LLC) a Delaware limited liability company (“Investors”) and Vestar Capital Partners, a New York general partnership (“Vestar”).

WHEREAS, Vestar, by and through its officers, employees, agents, representatives and affiliates, has expertise in the areas of corporate management, finance, investment, acquisitions and other matters relating to the business of the Company and its subsidiaries;

WHEREAS, each of Investors, Holdings and the Company desires to avail itself, for the term of this Agreement, of the expertise of Vestar in the aforesaid areas, in which it acknowledges the expertise of Vestar; and

WHEREAS, Canada Pension Plan Investment Board (“CPPIB”) is, on the date hereof, entering into a Subscription Agreement (the “Subscription Agreement”) with Company, Holdings and Investor, which provides for an investment by CPPIB in Holdings and which is conditioned upon, among other things, an amendment and restatement of the Management Agreement, dated as of February 21, 2008 (the “Prior Agreement”).  Unless noted otherwise, capitalized terms used herein without definition shall have the meaning set forth in the Subscription Agreement or in the Certificate of Designations (as defined in the Subscription Agreement).

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and conditions herein set forth, the parties hereto agree as follows:

1.     Appointment.  Each of Investors, Holdings and the Company hereby appoints Vestar to render the advisory and consulting services described in Section 2 hereof commencing upon the date hereof.

2.     Services.  Vestar hereby agrees that it shall render to each of Investors, Holdings and the Company (and their subsidiaries) by and through Vestar’s officers, employees, agents, representatives and affiliates as Vestar in its sole discretion shall designate from time to time, advisory and consulting services in relation to the affairs of Investors, Holdings and the Company (and their subsidiaries) in connection with strategic financial planning, and other services not referred to in the next sentence, including, without limitation, advisory and consulting services in relation to the selection, supervision and retention of independent auditors, the selection, retention and supervision of outside legal counsel, and the selection, retention and supervision of investment bankers or other financial advisors or consultants. It is expressly agreed that the services to be performed hereunder shall not include (x) investment banking or other financial advisory services rendered by Vestar and its affiliates to Investors, Holdings and the Company (and their subsidiaries) after the date hereof in connection with acquisitions, divestitures, refinancings, restructurings and similar transactions by Investors, Holdings and the Company (and their subsidiaries); or (y) full or part-time employment by any of the Company and its subsidiaries of any employee or partner of Vestar and any of its affiliates, in each case, for which Vestar and its respective affiliates shall be entitled to receive additional compensation pursuant to Section 3(b) below.

3.     Fees

(a)           In consideration of the services contemplated by Section 2, subject to the provisions of Section 6, Investors, Holdings and the Company and their respective successors hereby jointly and severally agree to pay to Vestar an aggregate per annum management fee (the “Fee”) equal to the greater of (i) $850,000 and (ii) an amount per annum equal to 1.00% of Consolidated EBITDA (as defined in the Credit Agreement) before deducting the Fee payable pursuant to this Section 3 (“Adjusted EBITDA”), commencing as of the date hereof.  The Fee shall be payable quarterly in advance at the end of the immediately preceding calendar quarter, with an adjustment of the Fee for any fiscal year payable promptly following the determination of Adjusted EBITDA for such fiscal year or on termination of this Agreement.  All references to “per annum” or “annual” herein refer to the fiscal year of the Company.

(b)   Subject to Section 7, Investors, Holdings and the Company and their respective successors shall hereby jointly and severally agree to pay or cause to be paid to Vestar (i) $6,000,000 for any financial advisory or similar services provided by it and/or its affiliates in connection with a Sale of the Company (as defined in that certain Securityholders Agreement, dated as of the date hereof, by and among Investors and certain of the securityholders of Investors from time to time party thereto, as the same may be amended, modified or restated from time to time (the “Securityholders Agreement”)) and (ii) $6,000,000 in connection with a Qualified IPO or other initial Public Offering (as defined in the Securityholders Agreement) (the fees set forth in this Section 3(b), together with the Fee, the “Advisory Fee”).

(c)   Notwithstanding anything in the contrary contained herein, the Company shall accrue but not pay the Advisory Fee for so long as and to the extent any such payment is prohibited under any financing agreements entered into by the Company; provided that interest will accrue on all such due and unpaid Advisory Fees at the Default Rate (compounded annually) until such Advisory Fees are paid; and provided further that the Company shall pay any accrued Advisory Fee deferred under this Section 3(c), together with all accrued interest thereon, promptly at such time and to the extent that such payment is no longer prohibited under any such financing agreement. The “Default Rate” shall be, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of one percent) equal to the weighted average of the rates on overnight federal funds transaction with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the business day next succeeding such day, provided that if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day.  “Business Day” shall mean any day other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by Law or other governmental action to close.

4.     Reimbursements.  In addition to the Fee, Investors, Holdings and the Company hereby jointly and severally agree, at the direction of Vestar, to pay directly or reimburse Vestar for its reasonable Out of Pocket Expenses incurred after the date hereof in connection with the services provided to Investors, Holdings and the Company (and their subsidiaries) pursuant to Section 2 hereof. For the purposes of this Agreement, the term “Out of Pocket Expenses” shall mean the amounts paid by or on behalf of Vestar in connection with the services contemplated hereby, including reasonable (i) fees and disbursements of any independent professionals and organizations, including independent auditors and outside legal counsel, investment bankers or other financial advisors or consultants, (ii) costs of any outside services or independent contractors, such as financial printers, couriers, business publications or similar services, and (iii) transportation, per diem, telephone calls, word processing expenses or any similar expense not associated with its ordinary operations.  All reimbursements for Out-of-Pocket Expenses shall be made promptly upon or as soon as practicable after presentation by Vestar of the statement in connection therewith.

5.     Indemnification.  Investors, Holdings and the Company hereby jointly and severally agree to indemnify and hold harmless Vestar, and its affiliates and partners, members, officers, directors, employees, agents, representatives and stockholders (each being an “Indemnified Party”) from and against any and all Damages (as defined in the Subscription Agreement), to which such Indemnified Party may become subject under any applicable federal or state law, or any claim made by any third party, or otherwise, to the extent they relate to or arise out of the services contemplated by this Agreement or the engagement of Vestar pursuant to, and the performance by Vestar of the services contemplated by, this Agreement.  Investors, Holdings and the Company hereby jointly and severally agree to reimburse any Indemnified Party for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party hereto. Investors, Holdings and the Company will not be liable under the foregoing indemnification provision to the extent that any Damages is determined by a court, in a final judgment following the expiration of any applicable appeal period, to have resulted primarily from the gross negligence or willful misconduct of Vestar.

6.     Term.  This Agreement shall terminate upon the earlier to occur of (i) such time as Vestar Capital Partners V, L.P., a Delaware limited partnership, and the partners therein and the affiliates thereof, in the aggregate, hold directly or indirectly through Investors and Holdings, or otherwise, less than 20% of the voting power of the Company’s outstanding voting stock, (ii) the consummation of Qualified IPO or other initial Public Offering (as defined in the Securityholders Agreement), or (iv) a Sale of the Company (as defined in the Securityholders Agreement).  The provisions of Sections 4, 5, 8 and 9 and the joint and several obligation of Investors, Holdings and the Company to pay Fees accrued during the term of this Agreement pursuant to Section 2 shall survive the termination of this Agreement.

7.             Default Event.  Notwithstanding anything herein to the contrary, upon (A) the occurrence and during the continuance of a Default Event (as defined in the Certificate of Designations), or (B) upon and following the exercise of a Repurchase Option (as defined in the

Certificate of Designations) as a result of a Default Event (as defined in the Certificate of Designations) then, in either case, (i) Section 3(b) shall have no force or effect and no payment shall be owed to Vestar thereunder, and (ii) any and all other payment rights of Vestar hereunder (including rights of reimbursement and indemnification) shall be subordinated to the senior and priority right of payment of the holders of the Convertible Preferred Stock to the extent of the Stated Value thereof, and Vestar agrees that if it receives any such payment hereunder on or after a Default Event and prior to the full payment of the Stated Value to such holders, it shall hold such received amount in trust for such holders and shall promptly remit same as directed by the Majority Holders.

8.     Permissible Activities.  Nothing herein shall in any way preclude Vestar or its partners, members, officers, employees or affiliates from engaging in any business activities or from performing services for its or their own account or for the account of others, including for companies that may be in competition with the business conducted by the Company.

9.     General.

(a)   No amendment or waiver of any provision of this Agreement, or consent to any departure by either party from any such provision, shall in any event be effective unless the same shall be in writing and signed by the parties to this Agreement and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b)   Any and all notices hereunder shall, in the absence of receipted hand delivery, be deemed duly given when mailed, if the same shall be sent by registered or certified mail, return receipt requested, and the mailing date shall be deemed the date from which all time periods pertaining to a date of notice shall run.  Notices shall be addressed to the parties at the following addresses:

If to Vestar:	Vestar Capital Partners 245 Park Avenue, 41st Floor New York, New York 10167 Attention: General Counsel

If to Investors, Holdings
or the Company:	21st Century Oncology Investments, LLC c/o Vestar Capital Partners V, L.P. 245 Park Avenue, 41st Floor New York, NY 10167 Attention: General Counsel Facsimile: (212) 808-4922

In any case,

with copies to:	Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 Attention: Michael Movsovich Facsimile: (212) 446-4900

(c)   This Agreement shall constitute the entire Agreement between the parties with respect to the subject matter hereof, and shall supersede all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto, including, without limitation, the Prior Agreement.

(d)   THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED THEREIN.  THE PARTIES TO THIS AGREEMENT HEREBY AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. This Agreement shall inure to the benefit of, and be binding upon, Vestar, the Indemnified Parties, Investors, Holdings, the Company and their respective successors and assigns.

(e)   EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE

(f)    This Agreement may be executed in two or more counterparts, and by different parties on separate counterparts, each set of counterparts showing execution by all parties shall be deemed an original, but all of which shall constitute one and the same instrument.

(g)   The Majority Holders (as defined in the Certificate of Designations) are intended beneficiaries of this Agreement, with full right of enforcement hereunder, and this Agreement shall not be amended without the prior written consent of the Majority Holders.

(h)   The waiver by any party of any breach of this Agreement shall not operate as or be construed to be a waiver by such party of any subsequent breach.

IN WITNESS WHEREOF, the parties have caused this Management Agreement to be executed and delivered by their duly authorized officers or agents as set forth below.

VESTAR CAPITAL PARTNERS

By:	/s/ Steven Della Rocca
Name: Steven Della Rocca
Title: Managing Director & General Counsel

21ST CENTURY ONCOLOGY, INC.

By:	/s/ Daniel E. Dosoretz, M.D.
Name: Daniel E. Dosoretz, M.D.
Title: Chief Executive Officer

21st CENTURY ONCOLOGY HOLDINGS, INC.

By:	/s/ Daniel E. Dosoretz, M.D.
Name: Daniel E. Dosoretz, M.D.
Title: Chief Executive Officer

21st CENTURY ONCOLOGY INVESTMENTS, LLC

By:	/s/ James Elrod
Name: James Elrod
Title: President